Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Sandra M. Salah

Sr. Director of Marketing and Investor Relations

SYNNEX Corporation

(510) 668-3715

sandras@synnex.com

SYNNEX Corporation Reports Fourth Quarter and Year-End 2004 Results

FREMONT, CA — January 12, 2005 — SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced financial results for the fourth quarter and fiscal year ended November 30, 2004.

Fourth quarter revenues increased by 18% to $1.48 billion compared to $1.25 billion for the quarter ended November 30, 2003. Net income for the fourth quarter increased 77% to $15.3 million, or $0.50 per diluted share, compared with net income of $8.6 million, or $0.35 per diluted share in the prior year fourth quarter.

Results for the fourth quarter of 2004 include a one-time non-operating income tax benefit of $2.0 million, or $0.07 per share. Results for the fourth quarter of 2003 include a non-recurring charge of $1.3 million (net of tax), or $0.05 per share.

For the year ended November 30, 2004, net revenues increased by 29% to $5.31 billion compared to $4.13 billion for the year ended November 30, 2003. Net income for fiscal 2004 increased by 55% to $46.6 million, or $1.55 per diluted share, compared with net income of $30.0 million, or $1.22 per diluted share for 2003.

Results for fiscal 2004 include one-time non-operating after-tax benefits of $2.7 million, or $0.09 per share. Results for fiscal 2003 include the aforementioned charge of $1.3 million.

On December 1, 2003, SYNNEX completed its Initial Public Offering (IPO) that resulted in net proceeds of $48.8 million to the Company. As a result, fiscal 2004 amounts in this press release reflect the effects of the IPO whereas fiscal 2003 amounts do not.

“We achieved our highest quarterly operating performance to date in the fourth quarter and marked the end of our first year as a public company by delivering very strong results,” said Robert Huang, President and Chief Executive Officer. “The SYNNEX team executed well in the fourth quarter of 2004, with continued focused efforts and solid execution on our growth strategy, evidenced by the results in both our distribution and contract assembly businesses.”

Fourth Quarter Financial Highlights:

•	Distribution revenues were $1.32 billion, an increase of 14% over the prior year quarter. Contract assembly revenues were $162.3 million, an increase of 74% over the prior year quarter.

•	Gross margin was 4.30%, down 16 basis points from the prior year quarter. Product and customer mix in our contract assembly business were the primary reasons for the decline.

•	Income from operations was $23.5 million, or 1.59% of revenues, versus $18.0 million, or 1.44% of revenues in the prior year quarter.

•	Income from distribution operations was $19.4 million, or 1.47% of revenues, versus $14.1 million, or 1.21% of revenues in the prior year quarter.

•	Income from assembly operations was $4.1 million, or 2.53% of revenues, versus $3.9 million, or 4.21% of revenues in the prior year quarter.

•	Fourth quarter depreciation and amortization were $1.2 million and $1.1 million, respectively.

•	Fourth quarter results reflect a $2.0 million tax benefit related to the final tax accounting of the acquisition of Merisel Canada, Inc.

First Quarter Fiscal 2005 Outlook:

The following statements are based on the Company’s current expectations for the first quarter of 2005. The outlook amounts do not include any special charges or restructuring amounts that could be incurred.

These statements are forward looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.39 billion to $1.44 billion.

•	Net income is expected to be in the range of $11.6 million to $12.2 million.

•	Diluted earnings per share are expected to be in the range of $0.37 to $0.39.

The calculation of diluted earnings per share for the first quarter of 2005 is based on an approximate weighted average diluted share count of 31.3 million.

“Our first quarter 2005 guidance reflects continued reasonable market conditions for technology products and our ability to continue to execute on our distribution and assembly marketplace strategy,” noted Huang.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 5:00 p.m. (EST). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 888-792-1069 in North America or 703-871-3019 outside North America. The confirmation code for the call is 624509. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until January 25, 2005.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our expectations as to improvement for our non-U.S. entities, our business model and our expectations of our revenues, net income and earnings per share for the first quarter of fiscal 2005, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; variations in our levels of excess inventory and doubtful accounts and changes in the terms of OEM supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business and other risks and uncertainties detailed in our Form 10-Q for the quarter ended August 31, 2004 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended November 30, 2004	Three Months Ended November 30, 2003	Twelve Months Ended November 30, 2004	Twelve Months Ended November 30, 2003
Revenue	$1,478,598	$1,252,947	$5,313,991	$4,126,240
Cost of revenue	(1,415,006)	(1,197,078)	(5,089,013)	(3,938,524)

Gross profit	63,592	55,869	224,978	187,716
Selling, general and administrative expenses	(40,076)	(37,882)	(145,998)	(129,850)

Income from operations	23,516	17,987	78,980	57,866
Interest expense, net	(574)	(524)	(1,502)	(1,961)
Other expense, net	(2,172)	(3,870)	(7,663)	(8,771)

Income before income taxes and minority interest	20,770	13,593	69,815	47,134
Provision for income taxes	(5,542)	(5,084)	(23,550)	(17,360)
Minority interest in subsidiaries	24	116	300	222

Net income	$15,252	$8,625	$46,565	$29,996

Diluted earnings per share	$0.50	$0.35	$1.55	$1.22

Diluted weighted average common shares outstanding	30,711	24,904	30,111	24,555

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	November 30, 2004	November 30, 2003
Assets
Current assets:
Cash and cash equivalents	$28,726	$22,079
Restricted cash	2,020	4,306
Short-term investments	5,051	3,832
Accounts receivable, net	372,604	263,944
Receivable from vendors, net	69,033	54,209
Receivable from affiliates	1,970	667
Inventories	408,346	360,686
Deferred income taxes	17,645	15,902
Other current assets	7,599	16,783

Total current assets	912,994	742,408

Property and equipment, net	33,851	23,938
Intangible assets	48,722	19,357
Deferred income taxes	1,421	708
Other assets	2,709	3,517

Total assets	$999,697	$789,928

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under term loans and lines of credit	$74,996	$69,464
Payable to affiliates	68,977	54,986
Accounts payable	386,638	343,071
Accrued liabilities	62,611	53,279
Income taxes payable	2,837	4,211

Total current liabilities	596,059	525,011

Long-term borrowings	13,074	8,134
Long-term liabilities	17,772	1,123
Deferred income taxes	1,054	260

Total liabilities	627,959	534,528

Commitments and contingencies	—	—
Minority interest in subsidiaries	2,082	2,586

Stockholders’ equity:
Preferred stock	—	—
Common stock	28	22
Additional paid-in-capital	145,423	80,067
Unearned stock-based compensation	—	(202)
Accumulated other comprehensive income	12,086	7,373
Retained earnings	212,119	165,554

Total stockholders’ equity	369,656	252,814

Total liabilities and stockholders’ equity	$999,697	$789,928